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                                                                      EXHIBIT 12


                    VINTAGE PETROLEUM, INC. & SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (DOLLARS IN THOUSANDS)

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

                                                           Historical                                         Pro Forma
                                --------------------------------------------------------------------   ----------------------------
                                                                                    Three Months
                                                                                        Ended              Year       Three Months
                                           Years Ended December 31,                   March 31             Ended         Ended
                                -------------------------------------------     --------------------    December 31,    March 31,
                                 1996    1997     1998       1999      2000        2000       2001         2000           2001
                                 ----    ----     ----       ----      ----        ----       ----         ----           ----
FIXED CHARGES:
 INTEREST EXPENSE               30,109  36,762    43,680    58,665    48,437      13,415    10,917        99,780        22,409
 CAPITALIZED INTEREST                -       -       854       892     1,034         230       313         1,034           313
 ESTIMATED INTEREST PORTION
   OF RENTAL EXPENSE               748     817       752     1,010     1,130         272       312         2,059           568
                                ------  ------  --------   -------   -------      ------   -------       -------       -------
                                30,857  37,579    45,286    60,567    50,601      13,917    11,542       102,873        23,290
                                ======  ======  ========   =======   =======      ======   =======       =======       =======

EARNINGS:
 PRE-TAX INCOME (LOSS) FROM
   CONTINUING OPERATIONS        43,645  62,032  (131,229)   97,700   290,275      60,286   109,263       265,489       114,005
 FIXED CHARGES                  30,857  37,579    45,286    60,567    50,601      13,917    11,542       102,873        23,290
 CAPITALIZED INTEREST                -       -      (854)     (892)   (1,034)       (230)     (313)       (1,034)         (313)
                                ------  ------  --------   -------   -------      ------   -------       -------       -------
                                74,502  99,611   (86,797)  157,375   339,842      73,973   120,492       367,328       136,982
                                ======  ======  ========   =======   =======      ======   =======       =======       =======

FIXED CHARGE COVERAGE             2.4x    2.7x       N/A      2.6x      6.7x        5.3x     10.4x          3.6x          5.9x
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